Exhibit 99

Exact Sciences Completes 68,000 Cologuard Tests During the Third Quarter

Revenues exceed $28 million, grow 123 percent year-over-year, 33 percent sequentially

MADISON, Wis., Oct. 26, 2016 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenues of $28.1 million during the third quarter ended Sept. 30, 2016, an increase of 123 percent from $12.6 million in the third quarter of 2015.  The company completed approximately 68,000 Cologuard tests during the quarter, an increase of approximately 100 percent from the same quarter of 2015. Since the launch of Cologuard and through the end of the third quarter of 2016, nearly 50,000 providers have ordered the test.

“Our sales and marketing campaigns continue to complement each other, driving growth in ordering providers, completed tests and revenues, which grew significantly from the same period of last year,” said Kevin Conroy, chairman and CEO of Exact Sciences. “This continuing strength is yielding not only good sequential and annual revenue growth, but expanding penetration in the large market for colon cancer screening. Cologuard and our compliance service, which helps to ensure patients are screened with our test, position Exact Sciences well for long-term growth.”

On October 3, 2016, Cologuard was included in the 2017 Healthcare Effectiveness Data and Information Set (HEDIS), the preeminent quality measures that are used by more than 90 percent of America’s health plans. The quality measures are used to rate the performance of health plans across metrics that include screening compliance and patient satisfaction. The HEDIS measures directly impact the CMS Star Ratings, which guide quality measures for Medicare Advantage plans.

“Cologuard is becoming a standard of care for colon cancer screening with its inclusion in the preeminent screening guidelines and leading quality measures,” Conroy said. “Quality measures are important to commercial insurers and health care providers since they are used to rate the performance of health plans, systems and physicians.  Because screening compliance and patient satisfaction are two key metrics, including Cologuard in the quality measures can help insurers and providers improve their quality scores.”

Following the inclusion of Cologuard in the U.S. Preventive Services Task Force colorectal cancer screening guidelines, commercial insurance coverage accelerated in the third quarter. According to recent coverage data, more than 144 million people are currently in health plans that cover Cologuard, including Medicare and commercial insurers.

Cologuard’s compliance rate was 67 percent as of Sept. 30, 2016. The compliance rate is derived from the number of completed tests reported divided by the number of collection kits shipped to patients during the 12-month period ending 60 days prior to Sept. 30, 2016. The compliance rate was down one percent during the third quarter because of a higher mix of commercially-insured patients, who comply with their physician’s test order at a lower rate than Medicare patients.

Outlook

Exact Sciences continues to anticipate completing approximately 240,000 Cologuard tests during 2016. The company expects that this test volume will deliver full-year 2016 revenues in the range of $93-95 million.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this news release.

Financial Results

Exact Sciences reported total revenues of $28.1 million for the third quarter of 2016, compared to $12.6 million for the same period of 2015.  Average recognized revenue per test totaled $412 during the third quarter of 2016.

The company reported a net loss of $37.8 million, or ($0.36) per share, for the third quarter of 2016. The company reported a net loss of ($42.9) million, or ($0.45) per share, for the same period of 2015.

Operating expenses for the third quarter of 2016 were $54.2 million, compared to $48.4 million for the same period in 2015.

Cash utilization during the third quarter of 2016 totaled $30.5 million. Exact Sciences ended the third quarter of 2016 with cash, cash equivalents and marketable securities totaling $337.8 million, compared to $224.1 million at June 30, 2016. During the third quarter, the company closed a follow-on offering of common stock that yielded net proceeds of $144.2 million.

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Wednesday, Oct. 26, 2016, at 10 a.m. ET to discuss third-quarter 2016 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial 647-788-4901.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 90495271. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer

Society’s (2014) colorectal cancer screening guidelines, the recommendations of the U.S. Preventive Services Task Force (2016) and the National Comprehensive Cancer Network’s screening guidelines (2016). Stool DNA is included in the combined screening guidelines of the American Cancer Society/U.S. Multi-Society Task Force/American College of Radiology (2008) and the American College of Gastroenterology guidelines (2009).

Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.CologuardTest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its noninvasive, molecular screening technology for the detection of colorectal cancer. For more information, please follow us on Twitter @ExactSciences or find us on Facebook.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; the willingness of health insurance companies and other payors to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of any healthcare reforms, including the Affordable Care Act, or changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

—Tables follow—

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Laboratory service revenue	$28,115	$12,632	$64,135	$25,017
	28,115	12,632	64,135	25,017

Cost of sales	12,174	7,528	31,330	16,834
Gross margin	15,941	5,104	32,805	8,183

Operating Expenses:
Research and development	7,625	9,863	26,391	24,549
General and administrative	20,292	15,432	55,400	42,086
Sales and marketing	26,308	23,079	82,320	60,196
Total operating expenses	54,225	48,374	164,111	126,831

Loss from operations	(38,284)	(43,270)	(131,306)	(118,648)

Investment income	535	365	1,426	780
Interest expense	(54)	(40)	(161)	56

Net loss	$(37,803)	$(42,945)	$(130,041)	$(117,812)

Net loss per share - basic and diluted	$(0.36)	$(0.45)	$(1.30)	$(1.30)

Weighted average common shares outstanding - basic and diluted	104,807	94,444	100,006	90,696

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$63,445	$41,135
Marketable securities	274,385	265,744
Accounts receivable, net	7,863	4,933
Inventory	7,666	6,677
Prepaid expenses and other current assets	5,673	7,375
Property and equipment, net	38,473	34,096
Other long-term assets	5,706	4,070
Total assets	$403,211	$364,030

Liabilities and stockholders’ equity
Total current liabilities	$30,061	$26,723
Long term debt	4,673	4,789
Long term other liabilities	5,308	4,601
Lease incentive obligation, less current portion	840	1,061
Total stockholders’ equity	362,329	326,856
Total liabilities and stockholders’ equity	$403,211	$364,030